Exhibit 23.3

Zurich, 12 February 2026

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related prospectuses of UBS Group AG and UBS Americas Inc. in connection with the recission offer relating to the specified notes and to the incorporation by reference therein of our reports dated 14 March 2025, with respect to the consolidated financial statements of UBS Group AG, and the effectiveness of internal control over financial reporting of UBS Group AG, included in its Annual Report (Form 20-F) for the year ended 31 December 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltd